Exhibit (11)
                                                                   ------------

                         OWENS CORNING AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS

                                                                  Quarter Ended                     Six Months Ended
                                                                    June 30,                            June 30,
                                                                    --------                            --------
                                                              2001             2000             2001               2000
                                                              ----             ----             ----               ----
                                                                     (In millions of dollars, except share data)
Basic:
-----

Net income (loss)                                         $       29         $    (425)     $       19        $    (377)
                                                          ==========         ==========     ==========        ==========
Basic weighted average number of
  common shares outstanding (thousands)                       55,076            54,793          55,058           54,652
Basic per share amount                                    $      .53         $   (7.76)     $      .34        $   (6.90)
                                                          ==========         ==========     ==========        ==========

Diluted:
-------

Net income                                                $       29         $    (425)     $       19        $    (377)
                                                          ==========         ==========     ==========        ==========
Weighted average number of common shares
  outstanding (thousands)                                     55,076            54,793          55,058           54,652
Weighted average common equivalent
  shares (thousands):
     Deferred awards                                             303                 -             337                -
     Stock options using the average market
       price during the period                                     -                 -               -                -
     Shares from assumed conversion of
       preferred securities                                    4,566                 -           4,566                -
                                                           ---------      ------------       ---------      ------------

Diluted weighted average number of common
  shares outstanding and common equivalent
  shares (thousands)                                          59,945            54,793          59,961           54,652
                                                            ========          ========        ========         ========

Diluted per share amount                                  $      .49        $    (7.76)     $      .32        $   (6.90)
                                                          ==========        ===========     ==========        ==========

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